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                                                                       EXHIBIT 8

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                       NationsBanc Montgomery Securities
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May 13, 1998

Special Committee of the Board of Directors
Bertucci's, Inc.
14 Audubon Road
Wakefield, MA 01880




Gentlemen:

            We understand that NE Restaurant Company, Inc, a Delaware corporation ("Parent") NERC Acquisition Corp., a Massachusetts corporation and a whollyowned subsidiary of Parent ("Buyer"), and Bertucci's, Inc., a Massachusetts corporation ("Seller"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Buyer (i) Buyer will promptly commence a tender offer (the "Tender Offer") to purchase all of the outstanding shares of common stock, $0.005 par value per share, of Seller ("Seller Common Stock") for $10.50 per share in cash (the "Consideration") and (ii) as promptly after the completion of the Tender Offer as practicable Buyer will merge into Seller (the "Merger"). Pursuant to the Merger, Seller will become a wholly owned subsidiary of Parent and each outstanding share of Seller, other than shares held in treasury or held by Parent or Buyer, will be converted into the right to receive $10.50 per share in cash (subject to the rights of dissenting shareholders, if any). The Tender Offer and the Merger are collectively referred to herein as the "Transaction". The terms and conditions of the Tender Offer and the Merger are set forth in more detail in the Merger Agreement.


            You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Transaction is fair to such shareholders from a financial point of view, as of the date hereof.

            In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods through April 18, 1998, and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the restaurant industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Transaction;

                     NationsBanc Montgomery Securities LLC
  600 Montgomery Street    San Francisco, California 94111    (415) 627-2000
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                                  NationsBank

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Special Committee of the Board of Directors
Bertucci's, Inc.
May 13, 1998
Page 2

(vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by management of Seller, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Transaction and the Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate. We have also assumed that Buyer will be provided with the funds necessary to consummate the Transaction.

           In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by management of Seller, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Seller as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to us. We have relied on advice of the counsel and the independent accountants to Seller as to all legal issues, tax, and financial reporting matters with respect to Seller, the Merger, the Tender Offer and the Merger Agreement. We have assumed that the Merger and the Tender Offer will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

           We have further assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto and without waiver by Seller of any of the conditions to its obligations thereunder.

We have acted as a financial advisor to Seller in connection with the Transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction. In the ordinary course of our business, we trade the equity securities of Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a




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Special Committee of the Board of Directors
Bertucci's, Inc.
May 13, 1998
Page 3

long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller.

            Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Transaction is fair to such shareholders from a financial point of view, as of the date hereof.

            This opinion is directed to the Special Committee of the Board of Directors of Seller in its consideration of the Transaction and is not a recommendation to any shareholder as to how shareholders should vote with respect to the Merger or whether or not shareholders should tender their Seller Common Stock into the Tender Offer. Shareholders of Seller are neither addressees nor intended beneficiaries of our opinion (which is addressed solely to the members of the Special Committee of the Board of Directors of Seller for their personal use in connection with their review and approval of the Transaction) or our underlying financial analysis, and no shareholder of Seller may rely or allege any reliance on our opinion (in connection with such shareholder's consideration of the merits of the Transaction or otherwise). Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address any other aspect of the Transaction including, without limitation, the relative merits of the Transaction, any alternatives to the Transaction or Seller's underlying decision to proceed with or effect the Transaction. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement and Form 14D-9 filed with the Securities and Exchange Commission in connection with the Transaction that requires a description of the factors considered by the Special Committee of the Board of Directors of Seller in connection with its approval of the Merger Agreement.




                                        Very truly yours,


                                        /s/ NationsBanc Montgomery

                                        NationsBanc Montgomery
                                        Securities LLC